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Pursuant to Rule 424(b)(3)
Prospectus Supplement
To Prospectus dated March 19, 1998
(File No. 333-44019)

                           KELLSTROM INDUSTRIES, INC.

               $54,000,000 Principal Amount of 5 3/4% Convertible
                          Subordinated Notes due 2002

                        2,996,811 Shares of Common Stock

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         This document supplements the Prospectus dated March 19, 1998 (File
No. 333-44019) (the "Prospectus") filed by Kellstrom Industries, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission relating to (i) $54,000,000 aggregate principal amount of 5 3/4% Convertible Subordinated Notes due 2002 (the "Notes") of the Company, (ii) 1,963,636 shares of common stock, par value $.001 per share (the "Common Stock"), of the Company which are initially issuable upon conversion of the Notes plus such additional indeterminate number of shares of Common Stock as may become issuable upon conversion of the Notes as a result of adjustments to the conversion price (the "Note Shares"), (iii) 758,785 shares of Common Stock which are initially issuable upon the exercise of warrants, including warrants held by certain affiliates of the Company (the "Warrants"), having exercise prices ranging from $5.00 to $22.00, previously issued by the Company and expiring between April 15, 2000 and January 15, 2004, plus such additional indeterminate number of shares of Common Stock as may become issuable upon exercise of the Warrants as a result of anti-dilution provisions (collectively the "Warrant Shares") and (iv) 274,390 additional shares of Common Stock owned by a certain stockholder (the "Additional Shares", and together with the Note Shares and the Warrant Shares, the "Shares"). The Notes and the Shares are being offered for the account of the holders thereof (the "Selling Securityholders"). The Notes were initially acquired from the Company by BT Alex. Brown Incorporated in October and November 1997 in connection with a private offering. This Prospectus Supplement is incorporated by reference into the Prospectus, and all terms used herein shall have the meaning assigned to them in the Prospectus. On February 24, 1999, the last sale price of the Common Stock of the Company on the Nasdaq National Market was $17.00 per share. The Common Stock of the Company is traded under the symbol "KELL."

               Selling Securityholder: Emerging Growth Mgmt. Co.
                                       One Embarcadero Ctr., Suite 2410
                                       San Francisco, CA 94111



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               Securities Being Sold: $300,000 aggregate principal amount of 5 3/4% Convertible Subordinated Notes due 2002

         As of February 9, 1999, and prior to giving effect to the sale of the Notes being offered by the Selling Securityholder hereby, the Selling Securityholder beneficially owned $1,450,000 aggregate principal amount of Notes (representing 2.7% of the Notes outstanding as of such date). As of such date, the Selling Securityholder beneficially owned 131,450 shares of Common Stock of the Company, in addition to the 52,727 shares of Common Stock into which the Notes beneficially owned by the Selling Securityholder are convertible (representing, in the aggregate, 1.6% of the shares of Common Stock outstanding as of such date).

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SEE "RISK FACTORS" BEGINNING ON PAGE 8 OF THE PROSPECTUS FOR A DESCRIPTION OF
CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

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                 NEITHER THE SECURITIES AND EXCHANGE COMMISSION
                    NOR ANY STATE SECURITIES COMMISSION HAS
             APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED
               UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.
                       ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                          ---------------------------

         The date of this Prospectus Supplement is February 25, 1999.